Exhibit 99.1

Sharps Technology Positioned to Address Supply Chain Disruptions Resulting from Recent FDA Recalls, Warnings, and Tariffs on Chinese Manufactured Syringes

Sharps CEO issues letter to shareholders on FDA actions and tariffs affecting Chinese syringes.

The FDA began raising quality concerns over Chinese-manufactured syringes in November 2023, resulting in multiple recalls and warnings for these products during the first quarter of 2024, and has advised that healthcare facilities should use plastic syringes produced elsewhere.

The tariff rate on Chinese-made syringes and needles was raised from 0% to 50% by the Biden Administration in May 2024.

NEW YORK, MAY 28, 2024 – Sharps Technology, Inc., (NASDAQ: “STSS” and “STSSW”), an innovative medical device and pharmaceutical packaging company offering patented, best-in-class syringe products, issues a shareholder update from Robert Hayes, the Company’s Chief Executive Officer.

Dear Fellow Shareholders:

With significant recent developments transforming the syringe market, I want to make it clear that Sharps Technology is extremely well-positioned to help U.S. healthcare customers overcome supply chain disruptions caused by the Biden Administration’s recent announcement to increase tariffs on Chinese-made syringes and needles from 0% to 50% and the FDA’s quality and import concerns related to Chinese manufactured syringes.

In response to these developments, Sharps Technology is experiencing heightened interest in our syringe products, and we are actively pursuing these opportunities within the healthcare market.

Our innovative products, such as the SecureGard and SoloGard syringe lines, are designed to address the specific safety and performance concerns highlighted by the FDA. Our in-demand syringes feature low waste and ultra-low waste technologies, active safety mechanisms, and WHO-accredited re-use prevention measures, protecting both healthcare workers and patients from the risks associated with needle stick injuries and syringe re-use.

We manufacture our syringes at a state-of-the-art facility in Hungary, which is FDA and ISO registered, CE-Mark and WHO accredited, and has a long-standing reputation for producing high-quality medical devices for the global market, and plan to bolster our manufacturing capabilities with the addition of a US facility in the near term. Our commitment to quality and safety ensures that our products meet the highest standards, providing reliable alternatives to the recalled and tariffed Chinese syringes.

Commitment to Innovation and Growth

In addition to robust manufacturing capabilities, we have established a collaborative association with Roncadelle Operations to cooperatively sell and distribute each other’s products. This partnership will expand our market reach into Europe, the Middle East, Africa, and the Asia-Pacific region.

Based in Italy, Roncadelle specializes in developing and manufacturing proprietary passive safety syringes and offers comprehensive Contract Development and Manufacturing Organization (CDMO) services from design to finished products. Together, we aim to advance syringe market opportunities through the continued development of technologies such as prefilled syringes, needle guard systems, auto-injectors, and injector pen devices.

We have also established North American sales and distribution support through a collaboration with Owens & Minor, a leading provider of 3PL services to the pharmaceutical and medical device industries. This partnership, along with our expanding manufacturing capabilities in the US and Europe, positions Sharps Technology for substantial revenue growth and enhanced market presence.

Our strategic initiatives and innovative product offerings underscore our commitment to providing safe, high-quality syringe solutions for patients and healthcare providers worldwide. We remain dedicated to addressing supply chain challenges and ensuring that vital medical supplies are readily available.

Thank you for your continued support and confidence in Sharps Technology. We look forward to sharing more updates on our progress and growth in the coming months.

About Sharps Technology:

Sharps Technology is an innovative medical device and pharmaceutical packaging company offering patented, best-in-class smart-safety syringe products to the healthcare industry. The Company’s product lines focus on providing ultra-low waste capabilities, that incorporate syringe technologies that use both passive and active safety features. Sharps also offers products that are designed with specialized copolymer technology to support the prefillable syringe market segment. The Company has a manufacturing facility in Hungary and signed an agreement to acquire the InjectEZ syringe manufacturing facility in South Carolina. For additional information about the company, please visit www.sharpstechnology.com.

FORWARD-LOOKING STATEMENTS:

This press release contains “forward-looking statements”. Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” “poised” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity, and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance, or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

1-800-RED-CHIP (733-2447)

Or 407-491-4498

STSS@redchip.com